UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

PART I

NOTIFICATION

This Form 1-K is to provide an  ☐ Annual Report OR  ☒ Special Financial Report for the fiscal year ended December 31, 2017

Exact name of issuer as specified in the issuer’s charter: Institute for Wealth Holdings, Inc.

Jurisdiction of incorporation/organization: Delaware

I.R.S. Employer Identification Number: 26-3299888

Address of Principal Executive Offices: 13455 Noel Road, Suite 100, Dallas, Texas 75240

Phone: (972) 450-6000

Title of each class of securities issued pursuant to Regulation A: Series D Convertible Preferred Stock; Common Stock into which shares of Series D Convertible Preferred Stock may be converted

PART II

INFORMATION TO BE INCLUDED IN REPORT

Item 1.	Business

Not applicable.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Not applicable.

Item 3.	Directors and Officers

Not applicable.

Item 4.	Security Ownership of Management and Certain Securityholders

Not applicable.

Item 5.	Interest of Management and Others in Certain Transactions

Not applicable.

Item 6.	Other Information

Not applicable.

Item 7.	Financial Statements

INSTITUTE FOR WEALTH HOLDINGS, INC.

Financial Statements

and Independent Auditors’ Report

For Years Ended December 31, 2017 and 2016

CHAPMAN, HEXT & CO., P.C.	5001 Spring Valley Road, Ste. 850W
An Integrated Professional Services Firm	Dallas, TX 75244-3946
Certified Public Accountants	(972) 644-7112 Fax (972) 680-8685
Management Consultants	www.chapmanhext.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Institute for Wealth Holdings, Inc.

Dallas, Texas

Report on the Financial Statements

We have audited the accompanying financial statements of Institute for Wealth Holdings, Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Institute for Wealth Holdings, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Chapman, Hext & Co., P.C.
Dallas, Texas
June 26, 2018

MEMBER OF AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, TEXAS SOCIETY OF CERTIFIED PUBLIC

ACCOUNTANTS AND PRIVATE COMPANIES PRACTICE SECTION (PCPS)

INSTITUTE FOR WEALTH HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2017 and 2016

	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$351,412	$37,491
Accounts receivable, net	24,363	41,662
Prepaid expenses	48,789	20,388

Total Current Assets	424,564	99,541

Property, Equipment and Software, net	6,263	10,618
Other Assets:
Other intangible assets net of amortization	27	10,037
Deferred tax asset, noncurrent portion	1,387,055	1,875,518
Goodwill	3,077,459	3,077,459

Total Other Assets	4,464,541	4,963,014

Total Assets	$4,895,368	$5,073,173

LIABILITIES
Current Liabilities:
Line of credit	$87,079	$87,079
Accounts payable and accrued expenses	479,719	225,395
Accrued interest	173,663	163,738
Overdraft bank accounts	103,578	—

Total Current Liabilities	844,039	476,212

Long-Term Liabilities:
Employee health benefits	28,197	46,656
Accrued and unpaid salaries	1,360,891	932,903
Notes payable	1,342,871	2,874,178

Total Long-Term Liabilities	2,731,959	3,853,737

Total Liabilities	$3,575,998	$4,329,949

STOCKHOLDERS’ EQUITY
Stockholders’ Equity:
Series B Convertible preferred stock - par value $0.001;	$427,500	$591,800
2017: 70,000 shares authorized: 42,750 shares authorized and outstanding
2016: 70,000 shares authorized: 59,180 shares issued and outstanding
Series C Convertible preferred stock - par value $0.001;	1,836,828	1,836,828
2017: 1,925,000 shares authorized: 1,904,404 shares issued and outstanding
2016: 1,925,000 shares authorized: 1,904,404 shares issued and outstanding
Series D Convertible preferred stock - par value $0.001;	2,218,839	—
2017: 2,500,000 shares authorized: 267,300 shares issued and outstanding
2016: zero shares authorized: zero shares issued and outstanding
Common stock - par value $0.001;	2,702	2,679
2017: 50,000,000 shares authorized; 2,700,710 shares issued and outstanding
2016: 10,000,000 shares authorized; 2,678,210 shares issued and outstanding
Common stock additional paid-in capital	589,707	589,504
Accumulated deficit	(3,756,206)	(2,277,587)

Total Stockholders’ Equity	1,319,370	743,224

Total Liabilities and Stockholders’ Equity	$4,895,368	$5,073,173

The accompanying notes are an integral part of these financial statements.

INSTITUTE FOR WEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2017 and 2016

	For Years Ended December 31,
	2017	2016
Revenue:
Investment advisory (IWA & IWM)	$5,225,300	$803,013
Investment management (IWM)	184,697	58,927
Subadvisory	123,582	12,544
401(k) advisory	66,931	2,689
Life & annuity (ILA)	216,620	92,376
Advisor services (IWP)	—	14,903
Financial planning	34,125	—

Total Revenue	5,851,255	984,452

Cost of Revenue:
Fees paid to IAR’s (IWM and IWA)	2,251,566	592,275
Fees paid to third party firms	1,893,417	12,217
Commissions to agents (ILA)	166,378	99,880
Solicitor service fee	9,048	—

Total Cost of Revenue	4,320,409	704,372

Gross Profit	1,530,846	280,080
Operating Expenses:
General and administrative	307,972	77,313
Salary and benefits	1,192,508	324,599
Rent and maintenance	129,293	75,170
Advertising and marketing	60,869	76,715
Technology and data subscriptions	185,325	38,926
Legal and professional	397,565	37,548

Total Operating Expenses	2,273,532	630,271

Net Operating Loss	(742,686)	(350,191)
Non Operating Income:
Interest income	4	1
Gain from debt settlement	56,260	385,017

Total Non Operating Income:	56,264	385,018
Non Operating Expenses:
Depreciation and amortization	15,610	3,142
Interest expense	278,484	85,876
Mergers and acquisitions	9,640	711,893

Total Non Operating Expenses:	303,734	800,911

Net Loss Before Income Tax Expense	(990,156)	(766,084)

Income Tax (Credit) Expense	488,463	(3,804)

Net Loss	$(1,478,619)	$(762,280)

The accompanying notes are an integral part of these financial statements.

INSTITUTE FOR WEALTH HOLDINGS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICT)

As of December 31, 2017 and 2016

	Series B		Series C		Series D				Additional
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-In	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Earnings	Total
Balance at December 31, 2016	59,180	$591,800	1,904,404	$1,836,828	—	$—	2,678,210	$2,679	$589,504	$(2,277,587)	$743,224

Common stock issued	—	—	—	—	—	—	—	—	—	—	—
Warrants exercised	—	—	—	—	—	—	22,500	23	203	—	226
Preferred stock issued	—	—	—	—	76,637	611,000	—	—	—	—	611,000
Preferred stock exchanged	(16,430)	(164,300)	—	—	190,663	1,906,630	—	—	—	—	1,742,330
Preferred stock offering cost	—	—	—	—	—	(298,791)	—	—	—	—	(298,791)
Net loss	—	—	—	—	—	—	—	—	—	(1,478,619)	(1,478,619)

Balance at December 31, 2017	42,750	$427,500	1,904,404	$1,836,828	267,300	$2,218,839	2,700,710	$2,702	$589,707	$(3,756,206)	$1,319,370

The accompanying notes are an integral part of these financial statements.

INSTITUTE FOR WEALTH HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2017 and 2016

	For Years Ended December 31,
	2017	2016
Cash Flows from Operating Activities:
Net income/(loss)	$(1,478,619)	$(762,280)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	15,610	3,142
Bad debt expense	(14,187)
Interest expense
Increase (decrease) in:
Accounts receivable	(24,145)	8,290
Prepaid expenses	(28,401)	(7,087)

Deferred tax Asset	488,463	(3,804)
Accounts payable and accrued expenses	282,338	180,000
Bank overdraft	103,578	—
Deferred compensation	430,764	(301,764)

Net Cash Used in Operating Activities	(224,599)	(883,503)

Cash Flows from Investing Activities:
Purchase of intangible assets	—	(9,751)
Purchase of fixed assets	(1,245)	(2,366)
Cash acquired in merger	—	187,665

Net Cash Provided by (Used in) Investing Activities	(1,245)	175,548

Cash Flows from Financing Activities:
Net change in notes payable	110,000	778,877
Purchase of preferred stock	—	(45,000)
Issuance and exchange of preferred stock, par value	429,539	—
Issuance (purchase) of common stock, par value	23	243
Additions to paid in capital	203	1,103

Net Cash Provided by Financing Activities	539,765	735,223

Net Increase (Decrease) in Cash and Cash Equivalents	313,921	27,268
Cash and Cash Equivalents, beginning of year	37,491	10,223

Cash and Cash Equivalents, end of year	$351,412	$37,491

Supplemental Cash Flow Information:
Interest paid	$110,884	$63,287

Non-Cash Transactions
Fair value of net assets purchased in merger with IWM	—	2,177,371
Value of shares issued to shareholders of IWM	—	2,177,371

Net Cash effect of merger with IWM	$—	$—

The accompanying notes are an integral part of these financial statements.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1. SUMMARY OF ACCOUNTING POLICIES

Description of Business and Basis of Presentation

The Institute for Wealth Holdings, Inc. (“IWH” or the “Company”), through its wholly owned subsidiaries; Institute for Wealth Advisors, Inc. (“IWA”), Institute for Wealth Consultants, Inc. (“IWC”), and Institute for Wealth Management, LLC (“IWM”) provides investment advisory, portfolio management, and financial planning through a network of registered investment advisors (“IARS”) to individual and institutional clients. During March 2017, the Company created an additional subsidiary known as Institute for Wealth Consultants, Inc., a Delaware corporation (“IWC”), which provides IAR support services, fee-based financial planning and access to life insurance and annuity products at ILA. IWM, IWA and IWC are registered with the SEC as a Registered Investment Adviser (“RIA”). The Company’s other subsidiary; Institute for Wealth Partners, Inc. (“IWP”) provides various advisor services, along with its affiliate, Institute for Life and Annuity, Inc. (“ILA”) to support IARs for life insurance and annuity sales. The Company acquired by merger the Institute for Wealth Management Holding, Inc. (“IWMH”), the holding company of IWM, on September 12, 2016. The majority of revenue is derived from a full range of services related to investment management and investment advisory services from retail, 401(k), sub advisory fees and life insurance and annuity sales. The Company was incorporated in Delaware on September 3, 2008 and operations are based primarily in Dallas, Texas. Its wealth management division operates primarily in Denver, Colorado. The Company’s fiscal year ends on December 31.

Principles of Consolidation

The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Company and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, the reported amount of revenues and expenses during the reporting period, as well as the accompanying notes. These estimates are based on information available to the Company. Actual results could differ from these estimates.

Basis of Accounting

The consolidated financial statements of the Company are prepared on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash in the bank and cash investments which have an initial maturity of three months or less. Cash equivalents are valued at cost, which approximates market.

Accounts Receivable

Receivables recorded in the financial statements represent valid claims against debtors for services rendered or other charges arising on or before the balance sheet date. Management makes estimates of the collectability of accounts receivable. Specifically, Management analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collections trends when evaluating the adequacy of the allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific accounts receivable may result in additional allowances for doubtful accounts being recognized in the periods in which the change occurs. Historically, losses from uncollectible accounts have not been significant, and management has determined that no allowance is necessary as of December 31, 2017 and 2016.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Property, Equipment and Software

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the life of the contract or estimated useful lives ranging from three to seven years. Costs incurred for upgrades and enhancements, which will not result in additional functionality, are expensed as incurred.

Goodwill and Purchase Price Allocation

The mergers and acquisitions (“M&A”) by the Company are accounted for using the purchase method of accounting. For this purpose, identifiable assets acquired and liabilities and contingent liabilities assumed through business combinations are measured at their fair value at the acquisition date. The cost of an acquisition is measured as the Company’s best estimate of fair value at the date of purchase in exchange for the consideration or, assets given, liabilities assumed and any equity or debt instruments issued by the Company in exchange for title or control, plus any costs directly attributable to the acquisition.

Goodwill impairment testing is a two-step process. The first involves comparing the fair value of the Company’s goodwill to its carrying amount. If the fair value of the goodwill is greater than its carrying amount, there is no impairment. If the goodwill carrying amount is greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The Company determines the fair market value of the goodwill using an enterprise value method. The enterprise value method is defined as equity value plus net debt. Net debt equals debt and equivalents minus cash and equivalents. Determining the fair value of goodwill is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates and operating margins, discount rates and future economic conditions, among others.

The Company tests goodwill semi-annually for impairment. The assessment as to whether long-lived assets are impaired is highly subjective. The calculations involve management’s best estimate of the holding period, investment returns and attrition rates. Many factors may influence management’s estimate of impairment. These conditions may change in a relatively short period of time. No impairment was recognized for the period ended December 31, 2017 and 2016.

Income and Other Taxes

The determination of the Company’s provision for income taxes requires significant judgment, the use of estimates, and the interpretation and application of complex tax laws. Significant judgment is required in assessing the timing and amounts of deductible and taxable items.

The Company files an income tax return for Institute for Wealth Holdings, Inc. and subsidiaries as a single consolidated tax return.

Deferred income taxes are determined based on the difference between financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the years in which such differences are expected to reverse. The temporary differences in these financial statements relate primarily to a net operating loss (“NOL”) carry-forward, deferred compensation and notes payable. Management routinely evaluates all deferred tax accounts to determine the likelihood of their realization. See Note 6 for discussion of income taxes.

Interest and penalties on income tax related items are included within the income tax provision and are accrued through Income Tax expense. Interest and penalties on any other tax expense are recorded in other operating expenses.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 1. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

Income and Other Taxes (Continued)

In the normal course of business, the Company and its subsidiaries consolidated tax return may be subject to an Internal Revenue Service (“IRS”) audit. As of the date of this report, management has not been notified that it is subject to an IRS audit and further, the Company is not aware of any proposed adjustments by the IRS that may directly impact the Company. The federal income tax returns of the Company for 2015, 2014 and 2013 are subject to examination by IRS, generally for three years after they are filed. The 2016 tax return has not been filed.

In December 2017, the Tax Cuts and Jobs Act was passed by Congress. Under pre-Act law, corporations are subject to graduated tax rates with a top rate of 35%. NOLs are eligible to be carried back 2 years or carried forward up to 20 years. All NOLs generated before December 31, 2017 will continue to be eligible for these rules.

For tax years ending after December 31, 2017, the corporate tax rate under the Act is a flat 21%. NOLs generated after December 31, 2017 will no longer be eligible for carryback but may be carried forward indefinitely. The Act limits the NOL reduction in a carryforward year to 80% of the taxable income for that year.

Revenue Recognition

Investment management and investment advisory fee revenues are computed under individual agreements between IWM, IWA and various clients for which these subsidiary RIAs act as an advisor or subadvisor. These fees are generally based on the market value of the assets under management (“AUM”). Advisory fees are recognized as revenue as services are performed.

The Company, through its RIAs and investment advisory representatives (“IARs”) provide various investment advisory and sub-advisory services for clients. These fees are generally based on the current market value of the assets under management. Sub-advisory fees are recognized as revenue during the period such services are performed and are presented net of expense reimbursements, customer refunds and shareholder servicing fees.

Fair Values of Financial Instruments

FASB ASC 825-10-50 requires the Company to disclose estimated fair values for its financial instruments. Management has estimated the fair values of cash and cash equivalents, receivables, prepaid expenses, accounts payable and accrued expenses to be approximately their respective carrying values reported on these statements because of their short maturities.

Concentration Risk

The Company provides, through IWM and IWA, investment advisory and related services to IARs, customers and clients in approximately twenty states. The Company believes that it does not have individually or significantly large client accounts or revenue concentrations that, in the event of the loss of such client account(s), would materially or adversely impact the Company.

The Company maintains its cash balances in financial institutions, which from time to time exceed amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act, all funds are insured up to $250,000 by the FDIC effective January 1, 2015. As of December 31, 2017, there were $91,752 in deposits in excess of federally insured amounts. The Company does not believe there is significant risk with respect to such deposits.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 2. ACCRUED AND UNPAID SALARIES

The Company has entered into agreements with its two executive officers to defer annual compensation. Deferred compensation balances as of December 31, 2017 and 2016 are $1,360,891 and $932,903 , respectively.

NOTE 3. GOODWILL

The Company acquired Institute for Wealth Management Holdings, Inc. (“IWMH”), the holding company of IWM, on September 12, 2016. The strategy behind the merger of IWM into IWH was to operate a dual investment advisory and investment management platform for the IARs and clients through these RIA subsidiaries, which provide investment management and advisory services to clients by enrolling, supporting and supervising qualified registered investment advisors (“IARs”).

In January 2017, the FASB issued updated accounting guidance for simplifying the goodwill impairment test. Under the new guidance, an entity does not have to calculate the implied fair value of goodwill at the impairment testing date of its assets and liabilities as if those assets and liabilities had been acquired in a business combination. Instead the goodwill impairment test will compare the fair value of a reporting unit with its carrying amount and recognize as an impairment charge any amount by which the carrying amount exceeds the reporting unit’s fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The Company have elected to early adopt this new guidance for their goodwill impairment tests performed after January 1, 2017. Adoption did not have any effect on financial condition, results of operations or cash flows.

The total purchase price of this transaction was $4,551,924, which consisted of $2,177,371 of the Company’s shares and $2,374,553 of assumed IWM debt.

The Company acquired 100% of IWM through a merger transaction with the exchange of the Company’s shares for the outstanding shares of IWMH. The IWH shares issued to IWMH shareholders were as follows:

IWH Shares Issued/Exchanged to IWHM Shareholders
Common Stock	353,069
Preferred Stock Series C	1,904,404

Total IWH Shares Issued/Exchanged to IWMH Shareholders	2,257,473

IWMH Shares Outstanding Pre-Merger
Common Stock	220,489
Preferred Shares Series A	1,189,286

Total IWMH Shares Outstanding Pre-Merger	1,409,775

Upon the merger and acquisition of IWMH and IWM, the Company allocated the purchase price to acquired tangible assets, consisting of current assets, prepaid assets, equipment and technology, deferred assets and intangible assets.

In connection with the acquisition of IWM, the Company incurred transaction costs of $711,893 and other expenses and transaction costs as of December 31, 2016.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 4. NOTES PAYABLE

Notes Payable

The Company has various notes payable to individuals with interest rates ranging from 7.5% - 12% per year and a default rate of interest of 9% - 12% per year. These notes mature at dates ranging from June 15, 2012 to March 1, 2017, which have been extended and/or waived by agreement with the parties. The notes payable balances as of December 31, 2017 and 2016 were $462,872 and $759,178 respectively.

Assets Acquired
Cash	$187,665
Accounts Receivable	15,908
Prepaid Expenses	9,668
Furniture, Equipment and Software	8,946
Deferred Assets and other Intangibles	1,252,278
M&A Assets/Goodwill	3,077,459

Total Asset Acquired	$4,551,924

Payables, Accrued Expenses and Debt Assumed
Accounts payable and accrued expenses	$137,033
Long Term Debt	2,237,520

Total Payables, Accrued Expenses and Debt Assumed	$2,374,553

Value of IWH Shares Issued/Exchanged
Common Stock Issued/exchanged	$340,543
Preferred Stock Series C issued/exchanged	1,836,828

Total Value of IWH Shares Issued/Exchanged	$2,177,371

Debenture Notes

The Company has various convertible debentures owed to individuals with interest rates ranging from 8% -12% per year and a default rate of interest of 18% per year. These debenture notes call for principal and interest payments to mature December 31, 2009, and were extended annually by agreement with the parties. The debenture notes may be converted to common stock at $2.50 per share. As of December 31, 2017 and 2016, these notes include accrued interest of $173,663 and $155,463, respectively. The convertible debentures balances as of December 31, 2017 and 2016 were $215,000, respectively.

Senior Secured Notes

The Company issued $1,900,000 of 8% Senior Secured Notes to several individual investors in connection with the IWM merger in September 2016 which mature September 30, 2021. The senior notes are collateralized with corporate stock and membership interests of IWA and IWM subsidiaries. The senior notes call for quarterly interest-only payments with the principal due in full on September 30, 2021. Qualified investors of the 8% Senior Notes were given the option to exchange their notes for Series D Preferred Stock. Investors exchanged the $1,402,620 of 8% Senior Notes principal and interest for 140,260 shares of Series D Preferred Stock. The senior notes payable as of December 31, 2017 and 2016 were $625,000 and $1,900,000, respectively.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 4. NOTES PAYABLE (CONTINUED)

Line of Credit

IWM has a $100,000 working capital line of credit with a financial institution with no stated maturity date. Interest is payable monthly at prime plus 1% (5.50% at December 31, 2017). The line is collateralized by all of the equipment and assets of IWM and guaranteed by IWM’s manager. Outstanding borrowings under the agreement at December 31, 2017 amounted to $87,079.

NOTE 5. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases facilities in both Dallas and Denver under non-cancelable operating leases. Rent expense for years ended December 31, 2017 and 2016 were $129,293 and $75,170, respectively.

Minimum future rental commitments under these lease agreements as of December 31, 2017 are as follows:

Year	Dallas, TX Office Space	Denver, CO Office Space	Totals
2018	$59,499	$84,601	$144,100
2019	61,302	86,273	147,575
2020	—	36,238	36,238
Thereafter	—	—	—

Total	$120,801	$207,111	$327,912

Litigation

In the normal course of business, the Company may be subject to various legal proceedings and claims. The Company’s management is not aware of any threatened claim or potential liability that could materially affect its financial condition.

NOTE 6. INCOME TAX PROVISION

Income tax expense (benefit) consists of the following:

	2017	2016
Current Income Tax Provision	$—	$—
Deferred Income Tax Provision (Benefit)	488,463	(3,804)

Total Net Provision from Income Taxes	$488,463	$(3,804)

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 6. INCOME TAX PROVISION (CONTINUED)

The net deferred tax assets (liabilities) are reported on the accompanying balance sheet as of December 31, 2017 and 2016:

	2017	2016
Net Deferred Tax Assets (Liabilities) - Non-current:
Net Operating Losses	$866,090	$1,414,917
Deferred Compensation	339,434	373,597
Depreciation on property and equipment	(671)	(1,678)
Amortization on intangible assets and software	136,029	3,329
Prepaids & receivables	(5,102)	(9,266)
Accrued Expenses & Other Accrued Liabilities	49,670	92,219
Other Deferred Tax Assets	1,606	2,400

Net Deferred Tax Assets (Liabilities) - Non-current	$1,387,055	$1,875,518

The provision for income taxes shown on the Statements of Operations differs from the amount that would result from applying the current graduated statutory tax rates to income before income taxes and permanent differences due to the change in statutory rates enacted by Congress through the Tax Cuts and Jobs Act. All ending deferred tax balances have been computed using the newly enacted statutory tax rate of 21%, the rate at which these tax assets and liabilities are expected to reverse. The effect of this rate change is included in the provision for income tax expense.

NOTE 7. RELATED PARTY TRANSACTIONS

The Company has several Senior Secured notes payable to officers, directors and shareholders. As of December 31, 2017 and 2016, the outstanding balances due to related parties as holders of the senior notes were $125,000 and $875,000, respectively, described in Note 4.

NOTE 8. CAPITAL STRUCTURE

Preferred Stock

Current Preferred Stock outstanding includes the Company’s designated Series B and C Convertible Preferred Stock (the “Preferred Stock”). As of December 31, 2017, the Company had the following shares outstanding:

Preferred Stock	Authorized Shares	Outstanding Shares
Series A Convertible Preferred Stock	5,000	—
Series B Convertible Preferred Stock	70,000	42,750
Series C Convertible Preferred Stock	1,925,000	1,904,404
Series D Convertible Preferred Stock	2,500,000	267,300

Total Preferred Stock	4,500,000	2,214,454

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 8. CAPITAL STRUCTURE (CONTINUED)

Series B Convertible Preferred Stock

Series B Convertible Preferred Stock ranks on par with Series C Convertible Preferred Stock with respect to dividends, redemption, liquidation, dissolution and winding up. Series B Convertible Preferred Stock has a cumulative dividend rate of 7% per annum, accruing quarterly, payable as declared by the Company’s Board of Directors. The dividend rate payable on the Series B Convertible Preferred Stock is indexed to the Consumer Price Index if such index is 7% or greater. The Series B Convertible Preferred Stock does not have the right to vote, except for (i) an amendment to any right applicable to Series B Convertible Preferred Stock or provisions to the Certificate of Incorporation that adversely affects Series B Convertible Preferred Stock, (ii) the creation of a class of stock, unless such stock ranks junior to Series B Convertible Preferred Stock with respect to dividends and liquidation preference, or (iii) the issuance or obligation to issue additional Series B Convertible Preferred Stock or Series C Convertible Preferred Stock. In the event of a liquidation, holders of Series B Convertible Preferred Stock are entitled to the greater of $10 per share plus any accumulated but unpaid dividends or the amount such share would have been entitled to had it been converted into common stock. Each share of Series B Convertible Preferred Stock is convertible into four shares of common stock at a conversion price of $2.50 per share at the election of the holder. As of December 31, 2017 and 2016, there were un-declared dividends in the amount of $227,500 and $278,690, respectively.

Series C Convertible Preferred Stock

Holders of Series C Convertible Preferred Stock vote as a class with the common stock on an as converted basis. An affirmative vote of the majority of the Series C Convertible Preferred Stock is needed to (i) amend any right applicable to Series C Convertible Preferred Stock or any provision of the Certificate of Incorporation that adversely affects Series C Convertible Preferred Stock, (ii) create a class of stock, unless such stock ranks junior to Series C Convertible Preferred Stock with respect to dividends and liquidation, or (iii) issue or obligate the Company to issue any additional shares of Series B Convertible Preferred Stock or Series C Convertible Preferred Stock. In the event of a liquidation, holders of Series C Convertible Preferred Stock are entitled to the greater of $1.2489 per share plus any accumulated but unpaid dividends or the amount such share would have been entitled to had it been converted into common stock. Holders of Series C Convertible Preferred Stock may elect to convert their shares into shares of common stock. The Series C Convertible Preferred Stock currently pays no dividend.

After the payment of the full liquidation preference of Preferred Stock, the remaining assets of the Company legally available for distribution are to be distributed ratably to the holders of common stock. However, a Preferred Stockholder is entitled to receive, on a pro rata basis, the greater of the amount of cash, securities, or other property the Preferred Stockholder would be entitled to receive in a liquidation event if the Preferred Stock had been converted to common stock immediately prior to the acquisition or asset transfer.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 8. CAPITAL STRUCTURE (CONTINUED)

Series D Convertible Preferred Stock

We have authorized 2,500,000 shares of Series D Preferred Stock (“Series D Stock”), par value of $0.001, of which 267,300 shares are outstanding as of the beginning of this offering. Series D Stock ranks, with respect to dividends, redemption, liquidation, dissolution and winding up, on par with the Series B Convertible Preferred Stock (“Series B Stock”) and the Series C Convertible Preferred Stock (“Series C Stock”). Series D Stock has a cumulative dividend rate of 7% per annum, accruing quarterly, payable as declared by the Board of Directors. On matters presented to the stockholders each holder of Series D Stock is entitled to one vote per share of Series D Stock. Additionally, the affirmative vote of a majority of the outstanding Series D Stock is needed to (i) amend any right applicable to Series D Stock, or any provision of the Certificate of Incorporation that adversely affects Series D Stock, (ii) create a class of stock, unless such stock ranks junior to Series D Stock with respect to dividends and liquidation, or (iii) issue or obligate the Company to issue any additional shares of Series D Stock, Series B Stock or Series C Stock. Each share of Series D Stock is convertible into one share of Common Stock at a conversion price of $10.00 per share at the election of the holder. In the event of a liquidation, Series D Stock is entitled to an amount equal to 1.65x of the original issue price, plus any accumulated but unpaid dividends. Series D Stock can be redeemed, at the Company’s discretion at any time, for an amount equal to 1.65x of the original issue price, plus any accumulated but unpaid dividends and may not be reissued after redemption. As of December 31, 2017, there were un-declared dividends in the amount of $33,181.

Warrants

In connection with the 2009-2010 Series B Preferred Stock Offering, the Series B Preferred shares sold in the offering included detachable warrants which granted the investors the right to purchase common stock at $2.50 per share in an amount equal to the number of preferred shares purchased. These warrants expire on December 31, 2019. As of December 31, 2017 and 2016, the number of warrants issued and outstanding were for 70,430 common shares, respectively.

In connection with the 8% Senior Secured Notes Offering in 2016, each investor was given a detachable warrant to purchase shares of common stock. For every $100,000 of Senior Notes purchased, the investor was granted a warrant to purchase 10,000 shares of common stock at $0.01 per share. In 2016 a total of 197,500 warrants were issued in connection with the Senior Notes offering. As of December 31, 2017, a total of 145,000 warrants were exercised and 62,500 warrants remain outstanding. As of December 31, 2016, a total of 122,500 warrants were exercised and 75,000 warrants remain outstanding.

Common Stock

The Company also has authorized a class of common stock, par value $0.001. As of December 31, 2017 and 2016, the authorized common stock was 50,000,000 and 10,000,000 shares, respectively. Total shares issued and outstanding as of December 31, 2017 and 2016, were 2,700,710 and 2,678,210, respectively.

INSTITUTE FOR WEALTH HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2017 and 2016

NOTE 9. SUBSEQUENT EVENTS

During December 2017, a shareholder of Series C Convertible Preferred Stock exercised its Put-Call agreement. The agreement calls for IWH to purchase all shares of Series C Convertible Preferred Stock held by such shareholder for $350,000 (the “Purchase Price”) with a completion deadline of January 18, 2018. In the event the Purchase Price is not paid in full on or before April 18, 2018, the unpaid portion of the Purchase Price shall accrue interest at the rate of eight percent (8%) per annum until paid. In the event the Purchase Price, plus accrued and unpaid interest, is not paid on or before August 16, 2018, the Purchase Price shall increase to $400,000 and all unpaid amounts will accrue interest at the rate of twelve percent (12%) per annum until paid, such payment to be made by the Company no later than October 15, 2018. For the avoidance of doubt, if the sale and purchase of the Shares occurs on October 15, 2018, the Company shall pay the Shareholder the Purchase Price of $400,000, plus the interest accrued at 8% between April 18, 2018 and August 16, 2018 and the interest accrued at 12% between August 17, 2018 and October 15, 2018.

In March 2018, the Company awarded 50,000 shares of Restricted Common Stock to each of its two employees and/or contractors and 75,000 shares of Restricted Common Stock to one of its employee or contractor. The stock awards provide for 25% vested immediately, with successive vesting of 25% per year over the next three years of continued employment and/or contractual relationship with the Company.

In April 2018, the Company entered in discussions with a private equity firm regarding the possible acquisition of a majority of Capital. Negotiations are still ongoing.

In May 2018, a holder of Senior Notes exercised their warrants for 37,500 shares of common stock in the amount of $375.

On June 2018, a Senior Secured Note with an interest rate of 8% was issued for $100,000 to an individual.

The Company has evaluated subsequent events through June 26, 2018, the date which the financial statements were available to be issued.

Item 8. Exhibits

Exhibit 8.1	Consent of Chapman, Hext & Co., P.C.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, Texas, on June 26, 2018.

Institute for Wealth Holdings, Inc.

By:	/s/ Dewey M. Moore, Jr.
Dewey M. Moore, Jr., Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Dewey M. Moore, Jr.
Chief Executive Officer and Director
June 26, 2018

/s/ Matthew Medeiros
Executive Vice President and Director
June 26, 2018

/s/ Don Schulz
Chief Financial Officer
June 26, 2018

/s/ Lloyd E. Allen, Jr.
Director
June 26, 2018

/s/ J. Timothy Brittan
Director

June 26, 2018